Exhibit 99.1

Virco Marks 75th Anniversary with Strong Earnings Results, Positive Cash Flow, Higher Shareholder Returns, and Strategic Re-Investment

•Long-Term Strategy of Investing in Domestic Manufacturing and Service Proves Successful
•Net Income For FYE 1.31.25 reaches $21.6 MM
•FYE 1.31.25 Revenue tops $266 MM
•Operating Cash Flow tops $33 MM
•Dividends and Share Repurchases exceed $5 MM
•Strategic Capital Expenditures Grow to $6 MM
•Shareholder Equity Increases 20% to $109 MM

TORRANCE, CALIFORNIA, APRIL 14, 2025 (Globe Newswire) — Virco Mfg. Corporation (NASDAQ: VIRC), a leading manufacturer and direct supplier of moveable furniture and equipment for educational environments and public spaces in the United States, today reported financial results for the Company’s fourth quarter and full fiscal year ended January 31, 2025. The Company also marked its 75th Anniversary of incorporation on February 1, 2025.

Revenue for the full year ended January 31, 2025 declined 1.1% to $266,240,000 from $269,117,000 in the prior year. For the seasonally light fourth quarter, revenue decreased 33.2% to $28,466,000 from $42,601,000 in the prior year, reflecting the absence of an unusual counter-seasonal disaster recovery order that began to ship during last year’s winter season.

For the full fiscal year, gross margin held steady at 43.1%, exactly the same as the prior year. In the fourth quarter, again reflecting the impact of lower revenue, gross margin declined to 26.2% from 37.7%.

Ongoing growth in the Company’s PlanSCAPE full-service project management led to a 1.3% increase in Selling, General, and Administrative expenses as a percent of sales, to 32.6% compared to 31.3% in the prior fiscal year. Despite the slightly higher expense, Management views this shift toward more full-service orders as favorable, since it tends to reinforce the Company’s already strong customer relationships. For the fourth quarter, SG&A was 54.7% of sales versus 44.2% in the prior year.

Operating income for the full year was $27,859,000 or 10.5% of sales compared to $31,877,000 or 11.8% of sales last year. Reductions in interest expense and taxes partly offset this decline in operating income, yielding net income for the full year of $21,644,000 compared to $21,910,000 last year. For the fourth quarter, the Company incurred a net loss of $5,730,000 versus a net loss of $2,342,000 in the same quarter of the prior year.

These results continued to reinforce the Company’s already strong balance sheet, while also supporting over $5 million of combined cash dividends and open-market share repurchases as well as the purchase of over $6 million in new production machinery and equipment. Cash at year-end was $26,867,000 versus $5,286,000 last year. The

Company also executed a 5-year extension of its Torrance, California operating lease which appears as offsetting right-of-use assets and liabilities on the balance sheet.

Management has fielded a number of questions from investors regarding the likely impacts of tariffs and global trade uncertainty for the upcoming year. Management does not provide guidance but instead points investors to its own, non-GAAP planning metric of “Shipments plus Backlog.” This measure takes into account the highly seasonal nature of the school furniture business, with seasonally light deliveries in Quarters 1 and 4, a seasonal buildup of orders and backlog during Quarters 1 and 2, followed by robust deliveries during Quarters 2 and 3, when schools are out of session. Accounts receivable peak in Quarter 3, followed by strong cash receipts through year-end. This pattern displays cyclical oscillations depending on state and local tax receipts, bond funding cycles, and periodic injections of federal stimulus. But the pattern itself has proven robust for production planning, staffing, and seasonal financing activities over many years of supporting the furniture needs of America’s public and private schools. As of January 31, 2025, Shipments plus Backlog totaled $316,418,000. This was down slightly compared to prior year, when the number totaled $318,404,000. Since year-end, the YOY comparison has slipped further, reflecting the absence of last year’s unusually large and counter-seasonal disaster recovery order, which skewed both backlog and deliveries toward Quarters 1 and 4. Looking back to before the pandemic, Shipments plus Backlog reflects the impacts of COVID-related school closures, the subsequent supply chain disruption, and the following years of strong growth and profitability for the Company. In fact, coming out of those three years of market uncertainty, Virco recorded the two most profitable years in its 75-year history:

Virco “Shipments plus Backlog” at March 31, 2019 through 2025 (in thousands)

March 31	March 31	March 31	March 31	March 31	March 31	March 31
2025	2024	2023	2022	2021	2020	2019

$79,092	$94,304	$106,936	$85,101	$52,108	$44,775	$43,747

Management cautions investors against using this number, or the even more volatile quarterly results, to evaluate the Company’s longer term prospects. Instead, Management highlights the visibility and control this metric provides for resource planning and financing, giving Management the confidence to continue investing in the Company’s capabilities despite normal (as well as abnormal) fluctuations in the larger pattern. Management views the current moment as an ideal time to continue and even expand re-investment in equipment and personnel. Several components and inputs subject to potential tariffs are currently being evaluated for in-house, domestic fabrication. The Company’s strong financial position and confidence in longer-term demand make it possible to invest through these cycles, positioning Virco to respond quickly and profitably should major opportunities develop.

Further, the Company’s focus on domestic fabrication and service, combined with the regionally, socially, and economically diverse nature of America’s 13,000+ public and private school districts, provides a degree of insulation against the current volatility of global trade. None of these advantages guarantee the results for any given year. Instead, they reflect the thoughtful alignment of the Company’s business model with the unique requirements of its customers. It is the resilience of education as a critical but also highly diverse social function that informs Management’s views about the future and thus its willingness to invest through cycles of apparent uncertainty, trusting that at the end of each of these cycles there are healthy returns to normal.

It does appear more likely than not that some of the Company’s input costs are likely to increase. It may or may not be possible to offset these increases with adjustments to product and service pricing, meaning that negative impacts to operating margins are possible in the short- to mid-term.

In addition, uncertainty regarding public and private school funding may have negative impacts on short-term demand, although mid-term signals, such as successful bond elections and early-stage project planning, remain favorable.

Commenting on another strong year and the Company’s 75th Anniversary, Virco Chairman and CEO Robert Virtue said: “One advantage of our long history is perspective. We have confronted many challenges of many different kinds, but through all of them we have maintained our commitment to the fundamental importance of education, both public and private, and thus our need to continue investing in our own capabilities to make sure we can provide the highest levels of reliable service and quality. The back-to-back challenges of COVID and supply chain disruptions taught us that recovery is possible and that it can happen very suddenly. This makes operational preparedness and financial strength essential, otherwise these big but fleeting opportunities can be missed. We are fortunate to have a tough and highly experienced workforce here at Virco. I believe that if anyone can turn uncertainty into opportunity, it’s them.

“We also look forward to supporting students, families, and educators as they continue their encouraging recovery from the interruptions of the past few years.

“Finally, it is with sincere gratitude that we thank our shareholders for investing in our very long-term vision of keeping good manufacturing jobs here in America, especially in service of an important social institution like education.”

About Virco Mfg. Corporation

Founded in 1950, Virco Mfg. Corporation is the largest manufacturer and supplier of moveable educational furniture and equipment for the preschool through 12th grade market in the United States. The Company manufactures a wide assortment of products, including mobile tables, mobile storage equipment, desks, computer furniture, chairs, activity tables, folding chairs and folding tables. Along with serving customers in the education market - which in addition to preschool through 12th grade public and private schools includes: junior and community colleges; four-year colleges and universities; trade, technical and vocational schools - Virco is a furniture and equipment supplier for convention centers and arenas; the hospitality industry with respect to banquet and meeting facilities; government facilities at the federal, state, county and municipal levels; and places of worship. The Company also sells to wholesalers, distributors, traditional retailers and catalog retailers that serve these same markets. With operations entirely based in the United States, Virco designs, manufactures, and ships its furniture and equipment from one facility in Torrance, CA and three facilities in Conway, AR. More information on the Company can be found at www.virco.com.

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; our business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: the impacts of tariffs and global trade uncertainties; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; changes in demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2025, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation

Consolidated Balance Sheets

	January 31,
	2025	2024
	(In thousands, except share and par value data)

Assets
Current assets
Cash	$26,867	$5,286
Trade accounts receivables (net of allowance of $200 at January 31, 2025 and 2024)	13,004	23,161
Income tax receivable	4,060	—
Inventories	55,647	58,371
Prepaid expenses and other current assets	2,595	2,208
Total current assets	102,173	89,026
Property, plant, and equipment, net	36,428	34,568
Operating lease right-of-use assets	35,593	6,508
Deferred income tax assets, net	5,821	6,634
Other assets	11,931	9,709
Total assets	$191,946	$146,445

Virco Mfg. Corporation

Consolidated Balance Sheets

	January 31,
	2025	2024
	(In thousands, except share and par value data)

Liabilities
Current liabilities
Accounts payable	$11,593	$12,945
Accrued compensation and employee benefits	11,064	10,880
Income tax payable	—	145
Current portion of long-term debt	258	248
Current portion of operating lease liability	1,673	5,744
Other accrued liabilities	9,687	8,570
Total current liabilities	34,275	38,532
Non-current liabilities
Accrued self-insurance retention	780	650
Accrued pension expenses	6,746	9,429
Income tax payable, less current portion	200	128
Long-term debt, less current portion	3,878	4,136
Operating lease liability, less current portion	36,007	1,829
Other long-term liabilities	795	562
Total non-current liabilities	48,406	16,734
Commitments and contingencies
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 16,087,082 shares in 2025 and 16,347,314 shares in 2024	161	164
Additional paid-in capital	117,549	121,373
Accumulated deficit	(8,867)	(29,048)
Accumulated other comprehensive income (loss)	422	(1,310)
Total stockholders’ equity	109,265	91,179
Total liabilities and stockholders’ equity	$191,946	$146,445

Virco Mfg. Corporation

Consolidated Statements of Income

	Year ended January 31,
	2025	2024
	(In thousands, except per share data)

Net sales	$266,240	$269,117
Costs of goods sold	151,546	153,059
Gross profit	114,694	116,058
Selling, general, and administrative expenses	86,835	84,181
Operating income	27,859	31,877
Unrealized gain on investment in trust account	(1,365)	(1,050)
Pension expense	451	1,008
Interest expense, net	349	2,679
Income before income taxes	28,424	29,240
Income tax expense	6,780	7,330
Net income	$21,644	$21,910

Cash dividends declared per common share:	$0.09	$0.02

Net income per common share:
Basic	$1.32	$1.34
Diluted	$1.32	$1.34
Weighted average shares outstanding:
Basic	16,365	16,295
Diluted	16,372	16,388